SERVICES AGREEMENT


This AGREEMENT is made and entered into as of this 26th day of April, 2007, by and between DGHM INVESTMENT TRUST, a statutory trust organized under the laws of the State of Delaware (the "Trust"), and CAPITAL INVESTMENT GROUP, INC., a North Carolina corporation (the "Distributor").

                                   WITNESSETH:

WHEREAS, the Trust is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest ("Shares") representing interests in a series of securities and other assets, as identified in Appendix A (the "Fund");

WHEREAS, Distributor has agreed to act as distributor of the Shares of the Fund pursuant to a Distribution Agreement between the Trust and Distributor dated April 26, 2007 (the "Distribution Agreement");

WHEREAS, the Distributor must perform certain administrative services related to its services as the principal underwriter of the Shares of the Fund; and

WHEREAS, the Trust wishes that the Distributor perform such administrative services in the manner and on the terms set forth herein;

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.   Services.    The   Distributor   shall   perform   certain   recordkeeping,
     communication, and other administrative services for the Fund. Such administrative services shall include, but are not limited to, the following: (i) maintaining records with respect to submissions to the National Association of Securities Dealers, dealer discounts and brokerage fees and commissions, and selling agreements; (ii) maintaining an account with the National Securities Clearing Corporation's Fund/SERV System for the purpose of processing account registrations, maintaining accounts, and communicating transaction data; (iii) preparing reports, other than the quarterly reports called for by the Distribution Agreement, for the Board of Trustees as shall be reasonably requested from time to time; and (iv) performing other services for the Trust as agreed to by the Distributor and the Trust from time to time. Upon the Board of Trustees consideration of the terms of this agreement in light of the terms of the Distribution Agreement and the Fund's distribution plans adopted pursuant to Rule 12b-1 under the 1940 Act (the "Plans"), the Distributor and Trust agree that: (i) the services described herein are not intended to replicate those services provided by the Distributor under the Distribution Agreement; (ii) the services described herein are of an administrative nature; (iii) it is not
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     intended  that the payments made to the  Distributor  pursuant to the Plans are for the administrative services described in this agreement; (iv) the provision of the services for which the Distributor has agreed to assume the expenses of are not covered by the Distribution Agreement; and (v) the administrative services described in this agreement, as well as the fees provided hereunder, are not, nor are they intended to be payment for marketing and/or distribution services related to, or the promotion of, the sale of Shares.

2. Fees and Expenses. The Trust will pay or cause to be paid the fee of $5,000.00 per annum per Fund to the Distributor for services provided and expenses assumed by the Distributor under this Agreement. Such fee shall be paid to the Distributor in equal monthly installments.

3. Duration and Termination. This Agreement shall become effective as of the date hereof and shall thereafter continue in effect unless terminated as herein provided. This Agreement shall terminate upon (i) the mutual written agreement of the parties hereto; or (ii) the termination of the Distribution Agreement pursuant to which the Distributor acts as principal underwriter of the Shares of the Fund.

4. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

5. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, parties hereto have caused this Agreement to be executed as of the date first written above.


                                 DGHM INVESTMENT TRUST

                                    /s/ Theo H. Pitt, Jr.
                                 By:____________________________________________
                                 Name: Theo H. Pitt, Jr.
                                 Title:  Chairman


                                 CAPITAL INVESTMENT GROUP, INC.

                                    /s/ Richard K. Bryant
                                 By:____________________________________________
                                 Name: Richard K. Bryant
                                 Title:  President




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                                   APPENDIX A
                           Dated as of April 26, 2007



          DGHM All-Cap Value Fund (Commenced operations: May __, 2007)



















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